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EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        CORN PRODUCTS INTERNATIONAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                         FOR THE
                                          NINE
                                         MONTHS
                                          ENDED
                                       SEPTEMBER 30,                         FOR THE YEARS ENDED DECEMBER 31,
(IN MILLIONS)                              2000          1999          1998         1997        1996          1995           1994
                                       ------------    ---------    ---------     --------     -------     ----------    ----------
*Income before special charges,
income taxes and minority equity:        $  97.1*       $ 127.0       $ 71.0       $ 20.0*     $ 37.0        $ 186.0*      $ 188.0*
Fixed charges                               51.5           47.3         24.0         34.4        38.0           34.7          26.6
Capitalized interest                        (6.9)          (6.3)        (3.7)        (3.3)       (8.1)          (2.9)         (2.0)
                                         -------        -------       ------       ------      ------        -------       -------
                                         $ 141.7        $ 168.0       $ 91.3       $ 51.1      $ 66.9        $ 217.8       $ 212.7
                                         =======        =======       ======       ======      ======        =======       =======

RATIO OF EARNINGS TO FIXED CHARGES
                                            2.75           3.55         3.81         1.49        1.76           6.27          7.98
                                         =======        =======       ======       ======      ======        =======       =======

FIXED CHARGES:
Interest expense on debt                 $  50.3        $  45.8       $ 22.5       $ 32.9      $ 37.0        $  34.0       $  26.0
Amortization of discount on debt             0.1             --           --           --          --             --            --
Interest portion of rental expense
      on operating leases                    1.1            1.5          1.5          1.5         1.0            0.7           0.6
                                         -------        -------       ------       ------      ------        -------       -------
Total                                    $  51.5        $  47.3       $ 24.0       $ 34.4      $ 38.0        $  34.7       $  26.6
                                         =======        =======       ======       ======      ======        =======       =======


Income before income taxes and
minority equity                          $  77.1        $ 127.0       $ 71.0       ($89.0)     $ 37.0        $ 223.0       $ 169.0
Special charges                             20.0            0.0          0.0        109.0         0.0          (37.0)         19.0
                                         -------        -------       ------       ------      ------        -------       -------
Adj. Income                              $  97.1        $ 127.0       $ 71.0       $ 20.0      $ 37.0        $ 186.0       $ 188.0
                                         =======        =======       ======       ======      ======        =======       =======


* - Income before special charges, income taxes and minority equity does not include extraordinary charges, restructuring and spin-off costs



                                     10Q-26